Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

BLACKROCK PRIVATE CREDIT FUND

The undersigned, the trustees of BlackRock Private Credit Fund, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3810, hereby certify as follows:

1.	The name of the statutory trust is BlackRock Private Credit Fund (the “Trust”).

2.	The name and business address of the Delaware Trustee in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust as of this 22nd day of December, 2021.

/s/ John M. Perlowski
John M. Perlowski
Trustee

The Corporation Trust Company, not in its individual capacity but solely as Delaware trustee

By:	/s/ Jennifer A. Schwartz
Jennifer A. Schwartz
Assistant Vice President